CONSULTANT AGREEMENT

This CONSULTANT AGREEMENT (this “Agreement”) is entered into on November 13, 2020 by and between Impossible Aerospace Corporation, a Delaware corporation (“Company”), and the consultant named on the signature page hereto (“Consultant”).  Alpine 4 Technologies, Ltd., a Delaware corporation (“ALPP”) is a party hereto for certain limited purposes under the Agreement.

WHEREAS, concurrent with the execution of this agreement, the Company, ALPP and other parties thereto are entering into a Merger Agreement (as it may be amended, modified or supplemented in accordance with its terms, the “Merger Agreement”); and

WHEREAS, following the closing of the transaction contemplated under the Merger Agreement (the “Closing”), the Company desires to have the services of Consultant as set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.THE SERVICES.  Subject to the terms of this Agreement, Company hereby engages Consultant to perform, and Consultant shall perform, such services (the “Services”) as specified in Exhibit A attached hereto, as amended from time to time in writing signed by Company and Consultant (the “Scope of Services”).  Spencer Gore shall perform the Services on behalf of Consultant.

2.TERM; TERMINATION.

2.1.Term.  This Agreement shall come into effect immediately following the Closing (the “Effective Date”) and will terminate automatically on the earlier of prior written notice by either party to the other of termination (“Termination Notice”) of the Services for any or no reason (subject to Section 2.3 below).

2.2.Termination of Services for Cause or Good Reason.

(a)“Cause” for the Company to terminate the Consultant’s Services hereunder shall mean the occurrence of any of the following events, as determined by the Board of Directors of the Company (the “Board”) or a committee designated by the Board in good faith.

(i)The Consultant’s conviction of any felony or any crime involving moral turpitude or dishonesty;

(ii)The Consultant’s participation in a fraud involving or against the Company;

(iii)The Consultant’s willful and material breach of the Consultant’s duties hereunder that is not cured within thirty (30) days after the Consultant’s written notice from the Board of such a breach; or

(iv)The Consultant’s intentional and material damage to the Company’s property.

(b)“Good Reason” for the Consultant to terminate his or her Services hereunder shall mean the occurrence of any of the following events without the Consultant’s consent:

(i)A material change in the geographic location at which the Consultant must perform his or her duties to a point that is located more than fifty (50) miles from the Consultant’s residence as set forth on the signature page hereto or, in the event that the Consultant elects to perform the services required by this agreement at any other business office established by the Company, a material change in the geographic location at which the Consultant must perform his or her duties to a point that is located more than fifty (50) miles from such business office; or

(ii)The imposition of work requirements that are illegal or excessively hazardous.

2.3.Termination Notice.  If either party gives a Termination Notice, then this Agreement will terminate one (1) week after the other party’s receipt of the Termination Notice; provided that if the Services are terminated by the Company without Cause or by Consultant for Good Reason, (i) the unpaid portion of the cash fee set forth on Exhibit A shall immediately become due and payable, and (ii) the time-based vesting of all of the Restricted Stock Units set forth in Exhibit A hereto will accelerate in full with respect to the Service-Based Requirement (as such term is defined in Exhibit A) effective immediately as of the date of such termination of the Services.

2.4.Effect of Termination.  Termination of this Agreement will constitute termination of the consultancy services.  Notwithstanding the foregoing, Sections 2.3, 3 through 7, and Exhibit A of this Agreement will survive termination of this Agreement and Consultant, ALPP and the Company shall remain bound thereby.

3.COMPENSATION; PAYMENTS; EXPENSES.

3.1.Compensation.  Company will pay Consultant the cash fee and grant Spencer Gore the equity grants set forth in the Scope of Services as Consultant’s sole compensation for the Services.  Unless otherwise expressly provided in the Scope of Services, upon termination of this Agreement for any reason, Consultant will be paid fees for Services that have been completed or rendered.  Unless otherwise expressly provided in the Scope of Services, payment to Consultant of undisputed fees will be due thirty (30) days after Company’s receipt of an invoice that contains accurate records of the work performed sufficient to document the invoiced fees.

3.2.Taxes.  Consultant hereby directs Company not to withhold any income, social security, state disability, or other taxes that may be applicable to Consultant.  Consultant hereby represents that Consultant is an independent contractor and will pay such taxes on Consultant’s own behalf.

3.3.Expenses.  Company will reimburse Consultant for all “out of pocket” expenses incurred in rendering the Services.

4.COVENANTS, REPRESENTATIONS AND WARRANTIES.  Consultant hereby covenants, represents and warrants to Company that:

4.1.Performance of Services.  The Services shall be performed in a professional and workmanlike manner and in accordance with industry standards.  Any deliverables provided by Consultant shall comply with the requirements set forth in the Scope of Services.  Consultant shall not subcontract or assign Services without Company’s prior written consent.

4.2.Employees and Contractors.  If Consultant is a Company or other entity, (a) the undersigned has authority to bind Consultant to this Agreement and that all of Consultant’s employees and contractors who will provide Services hereunder have executed written agreements with Consultant containing confidentiality and assignment of invention provisions consistent with those in Sections 5 and 6 hereof, and (b) Consultant shall be solely responsible for all acts and omissions of its employees and contractors and for all payments to its employees and contractors, including, without limitation, tax withholding.

4.3.No Conflicts.  Consultant’s performance of all the terms of this Agreement and Consultant’s work for Company does not and will not breach any invention, assignment or proprietary information agreement with any former employer or other party, or create any conflict of interest with anyone.  Consultant will not enter into any other agreement with any other person or entity, either written or oral, in conflict with the terms of this Agreement.

4.4.Limitation on Disclosures.  Consultant will not disclose to Company or use for the benefit of Company any confidential information of a third party or derived from sources other than engagement with Company or association with Company during any period of consultancy.

4.5.No Conflicts of Interest.  During the term of this Agreement, Consultant will not without the prior written approval of the Company directly or indirectly participate in or assist any business that is a current or potential supplier, customer or competitor of Company; provided, however, that Consultant may invest in such companies to an extent not exceeding one percent (1%) of the total outstanding shares in each of one or more such companies whose shares are listed on a national securities exchange or quoted daily by NASDAQ.

4.6.Non-Solicitation.  During Consultant’s engagement with Company and for one (1) year after the termination of the engagement with Company for any or no reason, in order to enable Company to maintain a stable work force and to operate its business, Consultant shall not, without the prior written consent of the Company, either directly or indirectly solicit, induce, recruit or encourage any of Company’s employees, contractors, vendors or customers to leave their employment or engagement with Company, either for Consultant or for any other person or entity.

5.CONFIDENTIALITY.

5.1.Definition of Confidential Information.  For the purposes of this Agreement, “Confidential Information” shall mean all information disclosed by Company to Consultant, whether during or before the term of this Agreement, that is acknowledged as confidential by Company or whose confidential nature is reasonably apparent based on the circumstances under which the information was made available, including without limitation: (a) all matters of a technical nature, such as trade secrets, intellectual property, know-how, formulae, computer programs, source code, object code, machine code, routines, algorithms, software and documentation, secret processes or machines, inventions and research projects; (b) all matters of a business nature, such as information about costs, profits, markets, sales, customers, business contacts, suppliers, and employees (including salary, evaluation, and other personnel data); (c) all plans for further development; and (d) any other information of a similar nature.  Although certain information or technology may be generally known in the relevant industry, the fact that Company uses it, and how Company uses it, may not be so known, and therefore is Confidential Information.  Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combines them and the results obtained thereby are so known, and in such instance that fact also is Confidential Information.  For the avoidance of doubt, Confidential Information may include proprietary or confidential information of any third party disclosed to Company under condition of confidentiality.  Notwithstanding the foregoing, “Confidential Information” does not include information that Consultant can demonstrate by documentation: (w) was already known to Consultant without restriction on use or disclosure prior to receipt of such information from Company; (x) was or is independently developed by Consultant without reference to or use of any Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement; or (z) was received by Consultant from a third party who was not, at the time, under any obligation to maintain the confidentiality of such information.

5.2.Obligations of Confidentiality and Limited Use.  Consultant shall regard and preserve as confidential, and shall not divulge to unauthorized persons or use, or authorize or encourage persons who are under Consultant’s direction or supervision to use, for any unauthorized purposes, either during or after the term of the engagement, any Confidential Information.

5.3.Exceptions to Obligations of Non-Disclosure.  Notwithstanding the foregoing nondisclosure obligations:

(a)Consultant may disclose Confidential Information to the extent required by law or valid order of a court or other governmental authority; provided that Consultant shall first have given notice to Company and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued; and

(b)Pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.4.Return of Confidential Information.  Upon request by Company, Consultant agrees to promptly deliver or destroy (as instructed by Company) to Company the original and any copies of Confidential Information, whether physical or digital.

6.OWNERSHIP RIGHTS.

6.1.Ownership of Inventions.  Consultant will promptly disclose in writing to the Company all inventions (whether or not patentable), ideas, improvements, techniques, know-how, concepts, processes, discoveries, developments, designs, formulae, artwork, content, software programs, other copyrightable works, trade secrets, technology, algorithms, data and any other work product created, conceived or developed by Consultant (whether alone or jointly with others) for Company during or before the term of this Agreement in connection with the Services or which relate to any Confidential Information (collectively, “Inventions”).  Consultant hereby agrees that all Inventions and all right, title and interest therein, including without limitation patents, patent rights, copyrights, mask work rights, trade secret rights and other intellectual property rights anywhere in the world (collectively “Rights”), are the sole property of Company.  Consultant agrees to assign and hereby assigns to Company all Inventions and all Rights.  Consultant agrees to perform all acts deemed necessary or desirable by Company to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing its Rights and/or Consultant’s assignment with respect to such Inventions in any and all countries.  Such acts may include without limitation the execution of documents and assistance or cooperation in legal proceedings.  Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on behalf and instead of Consultant to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

6.2.Ownership of Confidential Information.  As between the parties, Consultant hereby agrees that all Confidential Information and rights therein are the sole property of Company.  Consultant agrees to assign and hereby assigns to Company any rights or interests Consultant may have or acquire in Confidential Information and all rights relating to all Confidential Information.

6.3.License to Preexisting IP.  Consultant agrees not to use or incorporate into Inventions any intellectual property developed by any third party or by Consultant other than in the course of performing the Services (“Preexisting IP”).  In the event Consultant uses or incorporates Preexisting IP into Inventions, Consultant hereby grants to Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide right, with the right to sublicense through multiple levels of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display in any medium or format, whether now known or later developed, such Preexisting IP incorporated or used in Inventions.  However, in no event will Consultant incorporate into Inventions any software code licensed under the GNU GPL or LGPL or any similar “open source” license.  Consultant represents and warrants that Consultant has an unqualified right to license to Company all Preexisting IP as provided in this Section 6.3.

7.GENERAL TERMS.

7.1.Relationship of the Parties.  Company and Consultant are and will remain independent contractors as to each other, and no joint venture, partnership, agency or other relationship which would impose liability upon one party for the act or failure to act of the other will be created or implied hereby or herefrom.  Consultant will not be covered under Company employee benefit plans.  Except as expressly set forth herein, each party will bear full and sole responsibility for its own expenses, liabilities, costs of operation and the like.  Neither party will have any power to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf or in the name of the other party.

7.2.Severability; Amendment; Waiver.  If the application of any provision or provisions of this Agreement to any particular facts or circumstances is held to be invalid or unenforceable by any court of competent jurisdiction, then the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement will not in any way be affected or impaired thereby.  This Agreement may not be amended or waived except in a written amendment executed by Consultant and an officer of Company and ALPP.  The waiver of any one default will not waive any other default.

7.3.Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.  The prevailing party will be entitled to reasonable attorneys’ fees and expenses.

7.4.Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth in the signature block below or such other address as either party may specify in writing.

7.5.Assignment.  Neither party shall assign this Agreement without the prior written consent of the other party.  This Agreement will inure to the benefit of and will be binding upon the successors and permitted assigns of the parties, including without limitation any entity acquiring all or substantially all of the assets or voting stock of Company and any wholly-owned U.S. subsidiary of Company.

7.6.Interpretation.  The language of this Agreement will be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.  The section headings in this Agreement are solely for convenience and will not be considered in its interpretation.

7.7.Counterparts; Exhibits.  This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.  The exhibits referred to herein and annexed hereto are hereby incorporated into and made a part of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, for the purpose of binding the parties hereto to this Agreement, the parties or their duly authorized representatives have signed their names on the dates indicated below.  Consultant understands that, notwithstanding the date of execution or acceptance by Company, this Agreement is effective as of the Effective Date.

COMPANY

IMPOSSIBLE AEROSPACE CORPORATION.

By:	/s/ Spencer Gore
Name:	Spencer Gore
Title:	President and CEO

ALPP

ALPINE 4 TECHNOLOGIES, LTD.

By:	/s/ Kent Wilson
Name:	Kent Wilson
Title:	President

CONSULTANT

VMG ROBOTICS, LLC

By:	/s/ Spencer Gore
Name:	Spencer Gore
Title:	Managing Member

Address:

Phone:

Email:

SIGNATURE PAGE TO CONSULTANT AGREEMENT

EXHIBIT A

SCOPE OF SERVICES AND COMPENSATION

Services

Reporting Relationships:  This position will report directly to the COO and CEO of ALPP and the Company.

Consultant will:

•Provide input on Strategic planning and execution to enhance profitability, productivity and efficiency throughout the company’s operations.

•Ensure that all the knowledge transfer of; design specifications, patent input, operational systems, US-1 production techniques, customer base, 3rd party software and internally written code is transferred and properly understood.

Compensation

Cash Fee

ALPP shall pay or cause the Company to pay to Consultant an aggregate of $250,000.00 in accordance with the following payment schedule.

Payment Due Date	Amount of Payment
January 20, 2021	$41,666.67
April 20, 2021	$41,666.67
January 20, 2022	$83,333.33
January 20, 2023	$83,333.33
Total	$250,000.00

Each such payment shall be made by ALPP or the Company in such amount and on or before the applicable payment due date.  Notwithstanding the foregoing, in the event of a Change of Control (as such term is defined below), 100% of the unpaid portion of the cash fee shall be paid prior to or concurrent with the closing of such Change of Control.

Equity

Initial Grant.  As compensation for the Services, on the Closing Date (as such term is defined in the Merger Agreement), ALPP will grant or cause the Company to grant to Mr. Gore a number of Series C Preferred Stock restricted stock units (“Restricted Stock Units”) of ALPP with a grant date fair value equal to $850,000.00.

Additional Grant.  Pursuant to the Merger Agreement, ALPP has reserved additional shares of ALPP Series C Preferred Stock with a grant date fair value equal to $250,000.00 (the “Advisor Pool”), which shall be reserved and available for grant to engage other former employees of Company prior to the merger (the “Former Employees”) for advisory services. ALPP may issue Restricted Stock Units from the Advisor Pool to Former Employees as it sees fit for a period of six (6) months from the Effective Date. The Company may opt instead to issue cash payments (the “Payments”) to Former Employees for consulting services in lieu of shares from the Advisor Pool. In this case, shares may be canceled from the Advisor Pool in value equal to the Payments.

In the event that there are any shares remaining in the Advisor Pool on the earlier of (i) the six (6) month anniversary of the Effective Date or (ii) the termination of Consultant’s Services by the Company without Cause or by the Consultant for Good Reason, ALPP shall grant or cause the Company to grant Mr. Gore an additional number of Restricted Stock Units of ALPP with a grant date fair value equal to the value of the shares remaining in the Advisor Pool as of such date (the “Additional Restricted Stock Units”).  For the avoidance of doubt, if the value of Series C Preferred Stock is set by ALPP at a value other than $3.50 per share, all Restricted Stock Unit grants will have their share counts proportionally adjusted.

Vesting of Restricted Stock Unit Grants:  Two vesting requirements will be required to be satisfied for a Restricted Stock Unit to vest: a time and service-based requirement (the “Service-Based Requirement”); and the “Trigger Event Requirement” (defined below). A Restricted Stock Unit shall actually vest (and therefore becomes a “Vested RSU”) on the first date upon which both the Service-Based Requirement and the Trigger Event Requirement are satisfied with respect to that particular Restricted Stock Unit (the “Vesting Date”).

Service-Based Requirement:

•The Service-Based Requirement for each Restricted Stock Unit grant pursuant to this Agreement will be satisfied in equal monthly installments as follows: 1/6 of the RSUs will have the Service-Based Requirement satisfied in equal monthly installments during the 6 months following the Effective Date, subject to the Consultant’s continuous provision of Services.  For the avoidance of doubt, the Additional Restricted Stock Units will have satisfied the Service-Based Requirement in full on the date of grant.

•Acceleration:  In the event that Consultant’s Services with the Company are terminated by the Company (or its successor) without Cause (as defined in the Agreement), or by the Consultant for Good Reason (as defined in the Agreement) on account of or within six (6) months following the Effective Date, all of the Restricted Stock Unit awards granted to Consultant or required to be granted to Consultant pursuant to the terms of this Agreement shall automatically vest in full solely with respect to the Service-Based Requirement as of the date of such termination.

Trigger Event Requirement:

•The Trigger Event Requirement shall be satisfied in full on the earlier of (A) the fifth day after the date on which (i) the Corporation’s Class A Common Stock first trades on a national securities exchange (including but not limited to NASDAQ, NYSE, or NYSE American, but excluding, for the avoidance of doubt, the OTCQX), (ii) the Company’s capital stock has five days of trading volume over >$5 million, and (iii) such shares of capital stock issued upon settlement of the RSUs are registered with the Securities and Exchange Commission, or (B) a Change of Control.  For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole or (ii) a merger, consolidation or other similar business combination involving the Company, if, upon completion of such transaction the beneficial owners of voting equity securities of the Company immediately prior to the transaction beneficially own less than fifty percent of the successor entity’s voting equity securities; provided, that “Change of Control” shall not include a transaction where the consideration received or retained by the holders of the then outstanding

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capital stock of the Company does not consist primarily of (i) cash or cash equivalent consideration, (ii) securities which are registered under the Securities Act of 1933, as amended (the “Securities Act”).

Upon settlement of the Vested RSUs, Mr. Gore shall have the right to begin converting Series C Preferred Stock shares issued upon settlement of the Restricted Stock Units to Class A Common Stock shares of ALPP. The number of shares of the Corporation’s Class A Common Stock into which the Series C Preferred Stock shares shall be convertible shall be determined by multiplying the number of shares of Series C Preferred Stock to be converted by $3.50, and then dividing that product by the Conversion Price (as such term is defined in the Merger Agreement).

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